Exhibit 4.3

Contract No. P81055

CJSC “Tetra Pak”, Moscow, hereinafter referred to as the “Seller”, represented by the Commercial Operations Director Winfried Muehling, acting on the basis of Power of attorney 10-12/125 dated 01/01/2008, on the one part, and

OJSC “Wimm-Bill-Dann Beverages”, Ramenskoe, Russia, hereinafter referred to as the “Buyer”, represented by Purchasing Director Skorobogatov A.V., acting on the basis of Power of Attorney #331dated 17.01.2008, on the other part, have concluded the present contract on the following:

1. SUBJECT OF THE CONTRACT.

1.1. The Seller sells and the Buyer buys packaging material for packaging of food (milk, juices, milk- containing and juice-containing food products) together with respective additional materials (Strips, Caps, Straws and etc.) in accordance with the Specification (Annex No.1 to the present contract), hereinafter referred to as “the Goods”, and custom cleared (if applicable) and free from third parties rights and charges.

1.2. Deliveries shall be fulfilled as per orders placed by the Buyer in accordance with the Annex No. 2. The orders are placed by the Buyer mainly via e-business electronic system. Orders may also be placed by fax/e-mail.

2. TOTAL CONTRACT AMOUNT.

Approximate amount of the Contract is EURO 50 000 000 (fifty million), VAT excluded. The exact amount of the Contract is to be determined according to the actual deliveries of the Goods.

3. PRICE OF THE CONTRACT.

3.1. Price of the Goods stipulated in the Specification (Annex No.1 to the present Contract), is given in EURO and comprises the following:

• cost of packaging material ex manufacturing plant stated in the specification (Annex no.1 to the present contract);

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• cost of pallets

3.2. In case packaging material is shipped from TP Moscow factory, the Seller is obliged to prove transport costs reinvoicing by submitting to the Buyer copies of the invoices issued to the Seller by the transport companies, if another is not agreed between parties.

3.3. The price of the Goods excludes VAT and other taxes due for payment by the Buyer. VAT is to be paid at the rate valid at the date of the invoice issued by the Seller.

3.4. Price of the Goods excludes the following:

• cost of LS-strip (for roll-fed material; is shown in the invoices separately);

• cost of insurance ([*]% from the price of the Goods; added to the price of the Goods, is shown separately in the documents);

• cost of transportation (added to the price of the Goods; is shown separately in the documents);

3.5. The cost of insurance and transportation are included in the invoices separately and due for payment by the Buyer within terms stipulated in the item 4.1 of the present contract.

3.6. Price of the Goods and currency of the contract can be amended by the Seller within validity of the present contract by written mutual agreement of the Parties.

3.7. The Seller should come to an agreement with the Buyer about the new prices and/or change of currency not later than [*] before the changes enter into force.

4. QUANTITY OF GOODS AND TERMS OF PAYMENT.

4.1. Payment should be made in rubles by the bank transfer to the Seller’s account (refer to article 16) in accordance with the exchange rate of the Central Bank of RF on the date of writing off the amount from the Buyer’s account. Factura-invoices should be paid within [*] calendar days from the date of its issuing

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but not earlier than the delivery of the Goods to the Buyer’s warehouse.

4.2. Date of issue of the factura-invoice can not be earlier than the date of dispatch.

4.3. In case the Buyer breaches payment terms on its fault, the Seller has the right to charge the penalty on overdue amount on the basis of 20% annual rate for every day of delay. The Seller should inform the Buyer in written if such penalties are implemented.

4.4. Due to production characteristics, the Seller has the right to deliver up to 10% above or below the quantity of ordered Goods. In this case delivery is considered to be agreed on the terms of the present contract. In the end of each month the parties shall sign statement of accounts based on actually delivered goods. This statement forms the ground for final accounts.

5. TERMS OF DELIVERY.

5.1. The Goods are to be delivered to the Buyer’s warehouses by transport of the Seller at the Buyer’s expense unless otherwise is specified in the order delivery address:

Delivery address: 1, Transportny proezd, Ramenskoe, 140100, Moscow region, Russia

5.2. Delivery is to be made by fully-loaded trucks according to the order agreed by the parties, the only exception being the last shipment.

5.3.1. Dispatch of all kinds of the Goods should be made within [*] working days, after the Seller receives the official order from the Buyer provided the Seller has the design - the original proof of technological texts signed and dated, duly approved by the Buyer.

5.3.2. The Seller is obliged to deliver the Goods during period stipulated in the Annex №4 depending on the place of dispatch and the place of delivery. Periods of delivery are calculated from the moment of dispatch of the Goods from the Seller’s factories. In case if delivery date of Goods is exceeds period of time indicated in p 5.3.1 then delivery time indicated in Annex 4 should be calculated from the latest date of dispatch described  in p 5.3.1.

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5.3.3. Delivery Date, confirmed by Seller, can not be out of dates, calculated in accordance with point 5.3.2. In case if delivery date is out of delivery time maximum range, calculated in accordance with point 5.3.2 and another didn’t agreed between parties, then delivery date should be the last day, calculated in accordance with point 5.3.2.

5.3.4. Confirmation of the order serves as a confirmation that the Seller has the design corresponding to the order.

5.4. The design should be made in accordance with the design color printout provided by the Buyer and agreed upon between the Buyer and the Seller. Signed and dated design proof is to be considered as the final version of design for production of placed order.

5.5. In case the Buyer changes the design during the production of the order already placed and confirmed, within 24 hours from the receipt of the notification about renewal of design and stoppage of production of the order with old design, the Seller has to stop the production of the order with the design to be amended, and the Buyer is obliged to buy already produced lot of Goods and/or to pay the costs connected with the preparation of the order for production as per documents confirming actual costs.

5.6. Any changes in the designs existing at the moment of signing of the present contract as well as elaboration of new designs are to be made by the

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Seller at the terms agreed upon with the Buyer and stipulated in the separate contract.

5.7. In case of delay of delivery at the Seller’s fault, the Buyer has the right to charge the penalty on delayed lot of delivery amount on the basis of 20% annual rate for every day of delay. The Buyer should inform the Seller in written if such penalties are implemented.

5.8. The Buyer shall undertake the costs of storage of unpaid Goods at the Seller’s warehouse in case of delay in shipment of the Goods, if such delay occurred due to the Buyer’s fault and exceeded 7 (seven) calendar days from the maximum dispatch date, calculated in accordance with points 5.3.1. and 5.3.2. The Seller should provide the Buyer with the report about the actual storage costs. Storage costs are calculated starting from 8th calendar day.

After 7 (seven) days expire, the Seller has the right to invoice to the Buyer actually born storage costs and to dispatch the Goods to the Buyer on the 10th (tenth) day by the Seller’s transport at the Buyer’s expense with 2 (two) workings days written preliminary note to the Buyer. In this case the Buyer has to accept the Goods at the Buyer’s warehouse within 24 (twenty four) hours from the moment of arrival of the truck to the Buyer’s warehouse provided the date of arrival is a working day.

5.9. The Seller shall send to the Buyer shipment advice immediately after shipment of the truck from the factory/customs terminal and supply the Buyer with the transport documents for each shipment lot by fax/e-mail within 48 (forty eight) hours from the delivery.

5.10. The Buyer shall be informed in advance about the possibility of transfer the production of packaging material to another production facility. This decision shall be made by mutual agreement of the parties.

5.11. The Buyer shall compensate to the Seller the costs connected with the demurrage of unloaded

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truck, starting from the day after the agreed date of arrival of the truck to the address indicated in the transport documents, on the basis of 150,00 EURO (VAT excluded) per day for the demurrage of unloaded truck arrived from Tetra Pak factories provided the truck arrives to the address indicated in the transport  documents not later than 12:00am on the agreed arrival date.

5.11.1. In case the truck arrives to the address, specified in the transport documents, earlier than the agreed arrival date, the demurrage cost from the moment of arrival of the truck till agreed delivery date should not be charged.

5.11.2. In case the truck arrives to the address, specified in the transport documents, later than 12:00am at the agreed arrival date, the demurrage cost should be calculated after 24 (twenty four) hours from the time of arrival of the truck to the Buyer’s warehouse.

5.11.3. In case the truck arrives to the address, specified in the transport documents, later than the agreed arrival date, the demurrage cost should be calculated after 48 (forty eight) hours from the actual time of arrival of the truck to the Buyer’s warehouse. Actual time of arrival of the truck (date, time) is to be stated by the Buyer’s representative in the transport documents.

The remarks of the Buyer’s representative and transport company representative in the transport documents are to be the basis for the demurrage calculation (transport waybill — for domestic deliveries, CMR — for import deliveries).

5.12. Delivery date is considered to be the date of delivery of the Goods to the buyer’s warehouse. The Buyer shall return to the Seller signed copy of delivery note TORG-12 within 15 (fifteen) days from the date the Seller provides the Buyer with this document but not earlier than the delivery date.

5.13. In spite of delivery terms agreed upon by the parties, the title of the Goods transfers to the Buyer from the moment of dispatch of the Goods from the Seller’s warehouse to the forwarder; in case of import delivery of the Goods — from the date of

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Contract No. P81055

customs clearance and release of the Goods for free circulation on RF  territory.

6. TRANSPORTATION RISK.

6.1. The Seller shall take the risk of loss or damage to the Goods which might arise during transportation of the Goods to the Buyer’s warehouse by the Seller’s transport.

6.2. The Seller shall reimburse to the Buyer all the losses including transportation costs and insurance occurred due to the damage of the Goods during transportation provided the Buyer fulfills the terms stated in the article 10.7 of the present contract “Acceptance of the Goods damaged during the transportation”.

The Buyer shall determine the form of reimbursement by cash or by delivery.

7. REQUIREMENTS TO PAYMENT ORDERS.

The Buyer shall specify the following information when filling in the payment orders for prepayment or payment according to the invoice:

• Date and number of the factura-invoice

• INN

• Exchange rate at the date when the money have been written off from the Buyer’s account.

• Name of WBD branch or site, which is performing payment.

In case repayment or payment against invoice is made by the third party, the name of the Buyer must be stipulated in the payment order in addition to the items above.

8. PACKING AND MARKING.

8.1. The Goods are to be dispatched in packing suitable for Iong distance transportation. Each cargo unit (pallet) is wrapped in polyethylene film. Marking of the pallet shall be as follows:

Consignee:

Address of destination:

Name of the Seller:

Name of the Goods:

Pallet weight:

Quantity:

Manufacture date:

Lot number:

9. STORAGE TERMS.

9.1. Each pallet with packaging material is wrapped in polyethylene film.

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9.2. Pallets with roll-fed packaging material can be stacked in three rows on top of each other provided they are separated by the rigid dividers. Pallets with blank packaging material are prohibited for stacking in more than one row.

9.3. Transportation pallets are irrevocable and its lifetime is limited.

9.4. The Goods must be stored only on pallets, 100mm min away from the walls.

9.5. The Goods must not be exposed to direct moisture (such as pipes evaporation) or sunlight.

9.6. Temperature: Permitted storage temperature is set in a range +10° - +40°C; however before the production the Goods must pass the adaptation period at the temperature +20° - +30° C. The optimal storage temperature is +20°C.

9.7. Air humidity: 40% to 65% RH.

10. ACCEPTANCE OF THE GOODS.

10.1. The Buyer or Consignee shall put the remarks (if necessary) in the transport documents during acceptance of the Goods. In case of discrepancy between actually accepted quantity and quantity declared in the transport document, the Buyer/Consignee or Carrier shall put the respective remark in the transport  document.

10.2. Within 5 (five) calendar days from shipment date the Seller shall provide the Buyer with facturainvoice and delivery note issued in the form legally approved by Goskomstat RF (TORG-12) for each shipment lot.

10.3. Final acceptance of the Goods in respect of cargo units of delivered goods is to be made by the Buyer at the site within 10 (ten) calendar days from the date of the delivery.

10.4. In case the Buyer has any claims as per

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quality of delivered Goods or damages which can not be seen during acceptance, he has the right to submit these claims to the Seller within 12 (twelve) months from the delivery date provided all the storage requirements stipulated in the article 9 have been met. No claims are accepted if the above time is overdue.

10.5. In case of any claims the Buyer should prepare the claim according to the “Goods Claim Routine” (Annex №3 to the present contract).

10.6. If the quality/quantity claims are submitted by the Buyer and received by the Seller not later than 12 (twelve) months from the date of delivery of the Goods to the Buyer’s warehouse, the claimed goods shall be delivered to the Buyer within 30 days from the date the claim has been accepted. In this case the Seller shall reimburse to the Buyer the transportation cost and insurance of the claimed/under-delivered material.

10.7. Acceptance of goods damaged during transportation.

In case transport damage to the Goods is found, the Buyer shall make the following steps at his own expense and risk:

• to make the acceptance of the damaged goods,

• to immediately inform the Seller about the damages in written by fax/cable/e-mail,

• to take all the necessary steps to prevent further damage and loss of the goods and transport facilities,

• to take pictures of the damaged goods prior to unloading (the picture should show the damage and, whenever possible, the reason of the damage),

• in case of truck delivery of damaged goods, to put the appropriate remarks in the transport  documents/CMR, to get a signature of the transport company representative on these transport documents. In case the transport company representative refuses to sign the transport documents with the remark of the damage, the Buyer puts this remark by himself.

• in case the damaged goods arrived by rail or by the Buyer’s transport, the Buyer, together with the railways representatives, shall make the commercial certificate about the damage during unloading the goods. In case it is impossible to make this certificate during unloading, it has to be issued

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within the next 24 (twenty four)  hours. Should the carrier refuses to make this commercial certificate or this certificate is issued with mistakes, the consignee is obliged to inform the forwarder in written within 3 days. The letter signed by the railway  authorities is to serve enough ground for the Seller to receive the Buyer’s claim for consideration.

• to forward the originals of the above listed documents to the Seller by courier service within 72 (seventy two) hours from the moment of acceptance of the goods.

11. INTANGIBLE PROPERTY.

11.1. The Buyer releases the Seller from any obligations towards third parties connected with the orders illegitimately placed by the Buyer.

11.2. Provided the Seller sticks to agreed signs, indications, texts, drawings and its allocation on the Goods in accordance with the design color printout stipulated in the article 5.4. of the present contract, the Buyer  releases the Seller from any responsibility for all the claims and damages which might be caused by the use or the reproduction of the existing somebody else’s designs, trademarks, texts or placement in respect of the provided signs printed on the Goods.

11.3. The Seller confirms the following:

• allocation of trade mark by the Seller regardless of the color printout of the design (if applicable) shall be made by the Seller itself and shall not create obstacles in using the Goods by the Buyer;

• the Seller has obtained all the necessary owner’s permissions for trademark allocation on the Goods regardless of the design color printout (if applicable), for its use and distribution on the Buyer’s territory;

• construction of packaging material, goods made of it, and separate elements, its form and composition as the objects of intellectual property are free from rights and charges of third parties;

• delivered Goods are released for free circulation on the Buyer’s territory. In case of breach of this condition the Seller is obliged to reimburse to the Buyer losses born by the latter.

11.4. In case of unauthorized use of the Seller’s or Buyer’s trademarks by one of the parties without permission, the injured party may terminate this Contract and seek for damages compensation or any other remedies available under applicable laws.

12. FORCE MAJEURE.

12.1. If the Seller or the Buyer are prevented to perform its obligations in accordance with this Contract in full or partially or is unreasonably burdened by circumstances beyond his control, including but not limited to: Acts of God, civil war, mobilization, military conscription on a large scale, riots, insurrections and revolutions, sabotage, requisition, confiscation, nationalization, embargoes and expropriation, public bans or acts of authorities, strikes, lockouts, natural cataclysms such as hurricanes, earthquakes, lightning, fire, explosions, abnormal weather conditions for the concrete area, non-fulfillment of obligations and delays of deliveries by subcontractors due to above mentioned circumstances, the delay in the performance of the obligations under the present contract will not lead to any obligation for compensation.

12.2. Force-majeure circumstances should be proved by the certificate issued by the competent authorities.

12.3. The party declared that force-majeure circumstance occurred, should inform the other party about it within 7 (seven) calendar days from the moment such circumstances occur.

12.4. The party declared that force-majeure circumstance occurred, should provide the other party with the documents stipulated in the article 12.2. during 30 (thirty) working days from the

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moment such circumstances occur.

12.5. Should the above period is violated, the respective party loose the right to refer to such circumstances as to the ground releasing this party from the responsibility/compensation.

13. ARBITRATION.

13.1. The Seller and the Buyer shall take all measures to settle all disputes arisen from the present contract by amicable way.

13.2. All disputes, differences or demands which may arise out of or in connection with the present Contract, in respect of its fulfilment, violation or nullification, are to be settled in the International commercial Arbitration court at the Chamber of Commerce and Industry of RF in Moscow in accordance with it’s Rules.

13.3. Place of arbitration is Moscow. During the settlement of all disputes the parties must be guided by the Material Rules of RF.

14. CONFIDENTIALITY.

14.1. The parties hereby agreed that any information with stamp “confidentially”, transferred by act of acceptance-transmission on any information carrier transferred or received within the frame of the present contract or in connection with it, is to be treated as confidential and shall not be disclosed to third parties without mutual agreement by the parties, with the exception of public authority demand.

14.2. The parties agreed that in case of consent for the transfer of confidential information to third parties, the party initiated this transfer is responsible for keeping this information by third parties as confidential. The parties also bear responsibility for keeping the confidential information by its staff.

14.3. The confidentiality clause will as well be valid during 3 (three) years after the contract is terminated.

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15. OTHER CONDITIONS.

15.1. The contract enters into force from the date of its signing and is valid within 1 calendar year, i.e. till December 31, 2008 Termination of the Contract should not release the parties from the performance of its obligations acting on the date of the contract termination.

15.2. All the preliminary agreements, discussions and correspondence between the parties in respect of this contract are to be considered null and void from the date of signing of the present contract.

15.3. All the Annexes and Annexes to the present contract form its integral part.

15.4. All the Amendments and Annexes to the present contract are valid only if made in written form and signed by both parties.

15.5. Neither party has the right to assign its obligations and rights under the present contract to any third party without written consent of the other party.

However the Seller can assign its rights and obligations regarding this Contract to another company within Tetra Laval Group. The Buyer can assign its rights and obligations regarding this Contract to another company within Wimm-Bill-Dann group located in the European part of the Russian Federation.

In both cases the above should take place against written consent of the parties.

15.6. If the Buyer terminates the present contract before its end, the Seller must immediately stop further production of the Goods for the deliveries under the present contract provided the Buyer supplies the Seller with written intention to terminate the contract before its end. Should there be any orders in production, the Seller should immediately stop further production and the Buyer is obliged to pay the price of the Goods actually produced on the date of termination of the present contract.

15.7. In case of amendments in the legislation in respect of tax rates, payments shall be effected in

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accordance with the tax rate valid at the date of factura-invoice and delivery note. In this case VAT shall be paid at the rate valid on the date of the Seller’s invoice.

15.8. The Parties hereby recognize the documents transmitted by fax or electronic facilities, including but not limited to: e-mail and electronic system e-business, to be equivalent to that executed in the appropriate written form. Such documents shall be binding upon both parties provided they are signed by authorized parties. The parties agree that the way of transmitting the documents by fax or electronic facilities per se shall not  constitute the grounds to contest their validity or binding character.

16. LEGAL ADDRESSES OF THE PARTIES.

Seller:

CJSC Tetra Pak

Address:

8, Wilhelm Pieck str., 129226 Moscow, Russia.

Account:

INN 7706017070

Acc. 40702810900001000943 with ING Bank

Evrazia Moscow

Corr. acc. 30101810500000000222

BIK 044525222 KPP 774850001

Address of the Bank:

127473, Moscow, Krasnoproletarskaya st, 36

Buyer:

OAO “Wimm-Bill-Dann Beverages”

1, Transportny proezd, Ramenskoe, 140100,
Moscow region, Russia

Zentralny OSB No.8641 Sberbank of Russia,

Russia

Account № 40702810538360108250

INN 5040005678

OKONKH 18221, 18145

OKPO 0526943

Corr. acc. 30101810400000000225

BIK 044525225

KPP 504001001

The Contract is made in English and Russian languages in two copies, one for each party. In case of  differences between English and Russian texts the Russian text shall always prevail over the English text.

Annex 1: Specification of the Goods

Annex 2: LQS and Quantity discounts for packaging material.

Annex 3: Packaging material claim routine.

Annex 4: Periods of delivery of the Goods.

FOR AND ON BEHALF OF THE SELLER

Date: 01 March 2008 ______________________ /s/ (Winfried Muehling Commercial Operations Director)

FOR AND ON BEHALF OF THE BUYER

Date: 01 March 2008 ______________________ /s/ (Skorobogatov A. V. Purchasing Director)

THE SELLER	THE BUYER

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